Contact: Frances G. Rathke, CFO

Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2006
Second Quarter Results

-- Second quarter sales up 26.5% over prior year --

WATERBURY, VT (May 10, 2006) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal second quarter results for the twelve-week period ended April 8, 2006.

Net sales for the second quarter ended April 8, 2006 increased 26.5% to $46.8 million, up from $37.0 million in the second quarter of 2005. Total coffee pounds shipped were up 20.6% to 5.4 million pounds. Net income increased 22.7% to $2.3 million, before recognition of a non-cash loss related to the Company's equity investment in Keurig, Inc. After recognition of the Keurig investment, the Company's net income was $2.0 million or $0.25 per diluted share including recognition of a non-cash stock compensation charge of $361,000, or about $0.04 per share, as a result of the adoption of FAS 123R. The current quarter net income compares to $2.0 million or $0.26 per diluted share for the second quarter of fiscal 2005.

The Company's net income also includes recognition of a non-cash loss in the second quarter fiscal 2006 of $336,000 or $0.04 per share as a result of its equity investment in Keurig, Inc. This compares to the Company's recognition of a non-cash gain of $77,000 or $0.01 per share as a result of its equity investment in Keurig, Inc. in the second quarter of 2005.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said, "I am very pleased with our strong sales growth this past quarter. This growth reflects the effectiveness of our multi-channel strategy to increase our geographic market penetration. With our fabulous coffee, increasing brand strength and well-differentiated product line, we are effectively leveraging investments in technology and improving customer relationship management to grow sales and profits. I believe our growth also is driven by our balanced approach to social responsibility which taps into customer and consumer interests in making a positive difference in the world and makes our success all the more gratifying."

Stiller concluded, "With the anticipated June closing of the Keurig acquisition, we expect a continued growth of our base business along with the added benefit of Keurig sales and profits, enabling us to deliver the ultimate coffee experience to an expanding market."

Second Quarter Financial Review

Channel and Other Sales Growth Highlights:

  Dollar sales growth was strongest in the office coffee service (OCS) channel contributing approximately a third of the increase in net sales. OCS coffee pounds were up 26.8% over the prior year. The high growth in this channel was due primarily to strong K-Cup® sales driven by increased sales to existing customers, continued penetration of the Keurig® system in small offices, the introduction of new partner K-Cups, and the continued success of tea in K-Cups.
  The consumer direct channel grew 73% in dollar sales and 43.3% in coffee pounds shipped. The majority of this growth was related to the sales of Keurig® Single-Cup Brewers for the home and the associated K-Cups® as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup brewer sales to the developing retail channel.
  The supermarket channel coffee pounds shipped increased 17.4% in the second quarter with strong growth from new customer acquisitions such as Sam's Club and Target and solid growth from existing customers.
  The food service channel was the largest channel contributor to the Company's coffee pounds growth, representing 35% of coffee pound growth for the quarter. The 46.4% increase over the prior year is a result of the November 1st roll-out to over 650 McDonald's restaurants in New England and New York where the Company is selling two varieties of Newman's Own® Organics Fair Trade Certified™ coffee.
  In the convenience store channel, coffee pounds shipped were essentially flat with last year. This was due mainly to inventory replenishment, which varies quarter-to-quarter, to McLane Company, the distributor to Exxon Mobil Corporation convenience stores.
  The Company experienced a 60% gain in shipments of certified Fair Trade and organic coffees, including shipments of co-branded Newman's Own® Organic coffees. This growth benefited all sales channels with the major growth driver being the new McDonald's business.
  Near the end of the second quarter of fiscal 2005, the Company increased prices for certain products because of rising green coffee costs. The net impact on the second quarter of fiscal 2006 was an increase in net sales of approximately 4% over the prior year period.
  Green Mountain K-Cup® shipments of coffee and tea increased 34% over the prior year quarter.
  The difference in growth rates between sales and pounds reflects the Company's price increases during the second quarter of fiscal 2005 and the increase in coffee K-Cups® as a percentage of sales, which sell at a higher price per pound than the Company's other products, as well as sales of Celestial Seasonings® Teas in K-Cups® which do not enter the coffee pounds shipped data.

Margins, Expenses, and Analysis of After-Tax Income:

  Gross profit margin was 36.0% of sales compared to 35.0% in the comparable quarter of fiscal 2005. The increase was primarily attributable to more favorable non-coffee raw material and production costs as a percentage of net sales offset partially by higher green coffee costs as well as variations in sales mix and a $50,000 non-cash charge as part of stock option expensing.
  Selling, general and administrative (S,G&A) expenses increased to 27.6% of sales from 25.8% in the comparable quarter of fiscal 2005. The primary reason for the increase is marketing and sales investments to support customer acquisitions that are intended to produce beneficial outcomes later this year and into the future. In addition, S,G&A in the second quarter of fiscal 2006 includes a $311,000 non-cash charge for stock option compensation.
  Including the impact of stock option expensing, the Company's operating margin for the second quarter of fiscal 2006 was 8.4% as compared to 9.2% in the prior year period.
  The tax rate in the second quarter of fiscal 2006 increased to 42.4% primarily related to the impact of the new stock option expense accounting as compared to 39.8% in the second quarter of fiscal 2005.
  After-tax income, before the recognition of the non-cash loss related to the Company's equity investment in Keurig, Inc., increased 22.7% to $2.3 million. The Company's net income was $2.0 million after recognition of the Keurig-related non-cash loss of $336,000 or $0.04 per share, which includes a $0.03 per share quarterly operating gain for Keurig, Inc. This gain was offset by a $0.07 per share accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc. The $0.04 per share net loss for the current second quarter compares to a Keurig-related non-cash gain of $77,000 or $0.01 per share in the prior year period, including $0.01 per share which relates to an accretion expense adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2006 assuming an anticipated June 15, 2006 closing on the pending Keurig acquisition which was announced on May 2, 2006:

  Total consolidated net sales growth of 35% to 40% including a range of 24% to 29% for Green Mountain Coffee Roasters without giving effect to Keurig sales, primarily due to strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel.
  Due to FAS 123R, the recent accounting pronouncement related to accounting for stock compensation, the Company anticipates that it will incur an annual consolidated non-cash charge of approximately $2.3 million for stock option compensation for fiscal 2006 subject to finalization of acquisition accounting.
  An operating margin in the range of 8.0% to 8.7% including the estimated annual stock option expense. This anticipated margin range also includes an estimated $750,000 for amortization expense related to the purchase price accounting allocation to amortizable intangibles that could change significantly subject to a valuation report to be prepared by independent accountants during the Company's third or fourth fiscal quarter.
  Interest expense of $2.1 million to $2.2 million in fiscal 2006.
  A tax rate for fiscal 2006 of 42.0% as compared to 39.3% in fiscal 2005.
  Recognition of the Company's share of Keurig's loss for fiscal year 2006 prior to the closing of the acquisition to reduce diluted earnings per share by $0.06 to $0.08 primarily related to an estimate of the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Based on all of these factors, the Company now anticipates its fully diluted earnings per share for fiscal year 2006 will be in the range of $1.15 to $1.25 per share.
  Please note that these expectations are based upon 53 weeks for fiscal 2006, as compared to 52 weeks in fiscal 2005. The extra week will occur in the fourth fiscal quarter.

Company Estimates for Third Quarter Fiscal 2006:

  Total consolidated net sales growth of 28% to 33% including a range of 24% to 29% for Green Mountain Coffee Roasters primarily due to strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel.
  An operating margin in the range of 8.3 % to 9.0% including a consolidated non-cash charge of approximately $550,000 for stock option compensation subject to finalization of acquisition accounting and an estimated $100,000 for amortization expense related to the purchase price accounting allocation to amortizable intangibles.
  Recognition of the Company's share of Keurig's loss to reduce diluted earnings per share by $0.03 to $0.05 prior to closing on the acquisition.
  Fully diluted earnings per share for the third quarter of fiscal 2006 in the range of $0.21 to $0.26 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2006 remain in the range of $12 to $14 million.
  Depreciation expenses remain in the range of $7.5 and $8.5 million.

Company Estimates for Fiscal 2007:

  That fully diluted earnings per share for fiscal 2007 will be at or above the previous analyst consensus of $1.51 to $1.56 per share.
  Management expects to continue its previous practice of providing more detailed expectations for the next fiscal year during its fourth quarter conference call when year-end and fourth quarter results are announced.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, May 10, 2006, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 6298242 from 1:30 PM ET on May 10th through midnight on Sunday, May 14, 2006.

Green Mountain Coffee Roasters, Inc. was recently ranked No.1 on Business Ethics Magazine's list of "100 Best Corporate Citizens." It is a leader in the specialty coffee industry offering over 100 coffee selections including estate, certified organic, Fair Trade Certified™ , signature blends, and flavored coffees that sell under the Green Mountain Coffee Roasters ® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its multi-channel wholesale operations, it also manages a growing direct mail and e-commerce business (www.GreenMountainCoffee.com). Based on its performance and practices, Green Mountain Coffee Roasters has been recognized for the past six years as one of Forbes Magazine's "200 Best Small Companies," and for the past two years as one of the Society of Human Resource Management's "Best Medium Companies to Work for in America."

Keurig, Incorporated is a single-cup brewing pioneer in North America and first introduced its gourmet single-cup brewing systems to offices in 1998 and to home users in 2002. Keurig systems brew more than one million cups of gourmet coffee and tea every day in homes and offices across North America -- and over 1 billion since inception.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)
	April 8, 2006	September 24, 2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$5,893	$6,450
Receivables, less allowances of $685 and $544 at April 8, 2006, and September 24, 2005, respectively	18,485	15,286
Inventories	14,881	14,039
Other current assets	2,422	1,274
Deferred income taxes, net	1,478	1,346
Total current assets	43,159	38,395

Fixed assets, net	42,341	39,507
Investment in Keurig, Inc.	9,190	9,765
Goodwill and other intangibles	1,446	1,446
Other long-term assets	1,162	739

	$97,298	$89,852
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,513	$3,530
Accounts payable	11,998	10,440
Accrued compensation costs	4,377	1,929
Accrued expenses	3,775	4,547
Other short-term liabilities	-	60
Income tax payable	94	717
Total current liabilities	23,757	21,223

Long-term debt	2,611	5,218
Deferred income taxes	3,364	3,019

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,689,524 and 8,638,281 shares at April 8, 2006 and September 24, 2005, respectively	869	864
Additional paid-in capital	31,692	29,651
Retained earnings	42,649	37,695
Accumulated other comprehensive (loss)	102	(72)
ESOP unallocated shares, at cost - 15,205 shares	(410)	(410)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	67,566	60,392

	$97,298	$89,852
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended 4/8/06	Twelve weeks ended 4/9/05	Twenty-eight weeks ended 4/8/06	Twenty-eight weeks ended 4/9/05

Net sales	$ 46,779	$ 36,993	$ 110,646	$ 87,350
Cost of sales	29,933	24,050	71,506	56,584
Gross profit	16,846	12,943	39,140	30,766

Selling and operating expenses	9,912	7,212	23,240	17,313
General and administrative expenses	2,987	2,343	6,790	5,188
Operating income	3,947	3,388	9,110	8,265

Other income (expense)	101	(114)	172	50
Interest expense	(39)	(147)	(123)	(378)
Income before income taxes	4,009	3,127	9,159	7,937

Income tax expense	(1,699)	(1,244)	(3,871)	(3,179)
Income before equity in net earnings of Keurig, Incorporated	2,310	1,883	5,288	4,758
Equity in net earnings of Keurig, Incorporated	(336)	77	(334)	(392)
Net income	$ 1,974	$ 1,960	$ 4,954	$ 4,366
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	7,492,301	7,129,608	7,482,811	7,114,257
Net income	$ 0.26	$ 0.27	$ 0.66	$ 0.61

Diluted income per share:
Weighted average shares outstanding	7,909,263	7,571,245	7,893,795	7,551,508
Net income	$ 0.25	$ 0.26	$ 0.63	$ 0.58

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Twenty-eight weeks ended
	April 8, 2006	April 9, 2005

Cash flows from operating activities:
Net income	$ 4,954	$ 4,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,893	3,142
Gain on disposal of fixed assets	(50)	(4)
Provision for doubtful accounts	287	207
Change in fair value in interest rate swap	(42)	(388)
Change in fair value in futures derivatives	(63)	180
Change in accumulated other comprehensive income	174	130
Tax benefit from exercise of non-qualified options	58	267
Equity in net loss of Keurig, Incorporated	575	668
Deferred income taxes	213	643
Stock compensation	779	52
Deferred compensation	31	12
Changes in assets and liabilities:
Receivables	(3,486)	(2,479)
Inventories	(842)	(655)
Income tax payable (receivable)	(623)	(104)
Other current assets	(1,145)	(797)
Other long-term assets, net	(381)	20
Accounts payable	2,613	2,679
Accrued compensation costs	2,448	156
Accrued expenses	(772)	440
Net cash provided by operating activities	8,621	8,535

Cash flows from investing activities:
Capital expenditures for fixed assets	(8,105)	(5,045)
Proceeds from disposals of fixed assets	373	546
Net cash used for investing activities	(7,732)	(4,499)

Cash flows from financing activities:
Proceeds from issuance of common stock	731	667
Windfall tax benefit	447	-
Proceeds from issuance of debt	-	116
Net repayment of long-term debt and capital lease obligations	(2,624)	(2,754)
Net cash used for financing activities	(1,446)	(1,971)

Net increase in cash and cash equivalents	(557)	2,065
Cash and cash equivalents at beginning of period	6,450	4,514
Cash and cash equivalents at end of period	$ 5,893	$ 6,579
	====	====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)

Channel	Q2 12 wks. ended 4/8/06	Q2 12 wks. ended 4/9/05	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2YTD 28 wks. ended 4/8/06	Q2YTD 28 wks. ended 4/9/05	Q2YTD Y/Y lb. Increase	Q2YTD % Y/Y lb. Increase
Supermarkets	1,510	1,286	224	17.4%	3,596	3,233	363	11.2%
Convenience Stores	1,152	1,161	(9)	(0.8%)	2,970	2,843	127	4.5%
Office Coffee Service Distributors	1,513	1,193	320	26.8%	3,383	2,668	715	26.8%
Food Service	1,032	705	327	46.4%	2,434	1,676	758	45.2%
Consumer Direct	215	150	65	43.3%	503	374	129	34.5%
Totals	5,422	4,495	927	20.6%	12,886	10,794	2,092	19.4%

                            Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
                            Note: The pounds shipped number in the Consumer Direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)

Region	Q2 12 wks. ended 4/8/06	Q2 12 wks. ended 4/9/05	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2YTD 28 wks. ended 4/8/06	Q2YTD 28 wks. ended 4/9/05	Q2YTD Y/Y lb.Increase	Q2YTD % Y/Y lb. Increase
New England	2,470	1,867	603	32.3%	5,779	4,456	1,323	29.7%
Mid-Atlantic	1,502	1,332	170	12.8%	3,570	3,243	327	10.1%
South	814	764	50	6.5%	2,017	1,842	175	9.5%
Midwest	289	234	55	23.5%	699	553	146	26.4%
West	308	261	47	18.0%	729	615	114	18.5%
International	39	37	2	5.4%	92	85	7	8.2%
Totals	5,422	4,495	927	20.6%	12,886	10,794	2,092	19.4%

                            Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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